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                                                                   EXHIBIT 99.02

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                  Years ended December 31, 2000, 1999 and 1998
                                 (in thousands)

                                           Additions
                                       --------------------
                            Balance at Charged to                 Write-offs
   Allowance for Doubtful   Beginning  Costs and                    Net of   Balance at
   Accounts                  of Year    Expenses     Other        Recoveries End of Year
   ----------------------   ---------- ----------   -------       ---------- -----------
   2000....................  $ 1,627    $ 3,035     $   789(2)      $ 974      $ 4,477
   1999....................      --       1,121       1,103(1)        597        1,627
   1998....................      --         --          --            --           --

   Valuation Allowance for
   Deferred Tax Assets
   -----------------------
   2000 (Restated).........  $16,570    $42,261(4)  $15,780(2)(3)   $ --       $74,611
   1999....................      929      1,756      13,885(1)        --        16,570
   1998....................      928          1         --            --           929

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(1) Balances acquired from the NSI Reorganization and acquisitions.

(2) Balances acquired from acquisitions.

(3) Balances will be credited to equity upon reduction of valuation allowances.

(4) Previously reported amount of $29,718 was restated to reflect the restatement of certain transactions recorded in the year 2000. For discussion of the restatement, see Note 3 to the consolidated financial statements included in this Annual Report on Form 10-K/A.